FOR IMMEDIATE RELEASE
January 27, 2014
WashingtonFirst Bankshares Inc. Announces Earnings for the Year Ended December 31, 2013
RESTON, VA - WashingtonFirst Bankshares Inc. (NASDAQ: WFBI) (the “Company”), the holding company for WashingtonFirst Bank (the “Bank”), today reports unaudited consolidated net income to common shareholders for the year ended December 31, 2013 of $6.2 million ($0.80 per diluted common share) compared to $2.1 million ($0.59 per diluted common share) for the year ended December 31, 2012. The Company's increase in net income in 2013 is primarily the result of the acquisition of Alliance Bankshares Corporation ("Alliance") in December 2012.
Shaza Andersen, President and CEO of the Company, said, “I am pleased to announce a strong year for the Bank in earnings and performance ratios. As we continue to realize the benefits we anticipated from the 2012 acquisition of Alliance Bank, we have seen improvements in our performance ratios and in our earnings per share."

	For the Year Ended December 31,
	2013	2012
Performance Ratios:
Return on average assets	0.60%	0.39%
Return on average shareholders' equity	6.01%	3.92%
Return on average common equity	7.03%	5.28%
Yield on average interest-earning assets	4.49%	4.96%
Rate on average interest-earning liabilities	0.84%	1.24%
Net interest spread	3.65%	3.72%
Net interest margin	3.90%	4.08%
Efficiency ratio	67.20%	75.26%
Per Share Data:
Basic earnings per common share (1)	$0.81	$0.60
Fully diluted earnings per common share (1)	$0.80	$0.59
Weighted average basic shares outstanding (1)	7,619,793	3,411,935
Weighted average diluted shares outstanding (1)	7,690,683	3,473,923
(1) Retroactively adjusted to reflect the effect of all stock dividends.
Return on average assets for the year ended December 31, 2013 increased by 21 basis points to 0.60 percent, compared to 0.39 percent for the same period in 2012. Additionally, the company has realized improved returns on both average shareholders' equity and average common equity.

Balance Sheet and Capital
As of both December 31, 2013 and 2012, total assets were $1.1 billion. Total loans, net of allowance increased $82.5 million (11.0 percent) from December 31, 2012 to December 31, 2013. Total deposits decreased $23.8 million (2.4 percent) from December 31, 2012 to December 31, 2013. This decrease is primarily attributable to management's intention to reduce non-core deposits, including brokered deposits acquired in the acquisition of Alliance in December 2012. Tier 1 capital increased $7.8 million to $112.8 million as of December 31, 2013, compared to $105.0 million as of December 31, 2012.

	As of December 31,
	2013	2012
Capital Ratios:
Total risk-based capital ratio	14.05%	13.77%
Tier 1 risk-based capital ratio	12.80%	12.71%
Tier 1 leverage ratio	10.53%	9.97%
Tangible common equity to tangible assets	7.64%	6.97%
Per Share Capital Data:
Book value per common share (1)	$11.74	$11.16
Tangible book value per common share (1)	$11.23	$10.62
Common shares outstanding (1)	7,648,470	7,500,970
(1) Retroactively adjusted to reflect the effect of all stock dividends.
Asset Quality
Non-performing assets totaled $22.3 million as of December 31, 2013, compared to $22.1 million as of December 31, 2012. Net charge-offs were $2.5 million or 0.32 percent of average loans for the year ended December 31, 2013, compared to $1.9 million or 0.43 percent of average loans for the year ended December 31, 2012.

	As of December 31,
	2013	2012
	(dollars in thousands)
Non-accrual loans	$15,087	$15,615
Trouble debt restructurings still accruing	5,715	3,036
Asset-backed debt securities	—	106
Other real estate owned	1,463	3,294
Total non-performing assets	$22,265	$22,051

Allowance for loan losses to total loans	1.02%	0.83%
Non-GAAP adjusted allowance for loan losses to total loans	1.81%	2.09%
Allowance for loan losses to non-accrual loans	56.57%	40.09%
Allowance for loan losses to non-performing assets	38.33%	28.39%
Non-performing assets to total assets	1.97%	1.92%
The Company’s allowance for loan losses was 1.02 percent of total gross loans as of December 31, 2013, compared to 0.83 percent as of December 31, 2012. In connection with the acquisition of Alliance in December 2012, the company recorded the acquired loans at fair market value which consists of pricing and credit marks. The credit marks are negative purchase marks which are similar to an allowance for loan losses. Therefore, the Non-GAAP adjusted allowance for loan losses to total loans which considers these marks similar to allowance for loan losses was 1.81 percent as of December 31, 2013 compared to 2.09 percent as of December 31, 2012.

About The Company
The Company is the parent company of the Bank, a $1.1 billion bank headquartered in Reston, VA. With 15 branches in the greater Washington, DC metropolitan area, WashingtonFirst is a community oriented bank that provides competitive financial services to local businesses and consumers.
Cautionary Statements About Forward-Looking Information
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements of the goals, intentions, and expectations of the Company as to future trends, plans, events, results of operations and policies and regarding general economic conditions. These forward-looking statements include, but are not limited to, statements about the Company’s goals, intentions, earnings and other expectations; estimates of risks and of future costs and benefits; assessments of probable loan and lease losses; assessments of market risk; and statements of the ability to achieve financial and other goals. Additional forward-looking statements are included regarding the merger between the Company and Alliance. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon the beliefs of the management of the Company as to the expected outcome of future events, current and anticipated economic conditions, nationally and in the Company’s market, and their impact on the operations, assets and earnings of the Company, interest rates and interest rate policy, competitive factors, judgments about the ability of the Company to successfully integrate its operations with Alliance, the ability to avoid customer dislocation during the period leading up to and following the merger, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on such forward-looking statements. Past results are not necessarily indicative of future performance. The Company assumes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.
Additional documents are available free of charge at the SEC’s web site, www.sec.gov and on the Company’s website at www.wfbi.com under the tab “About the Bank” and then under the heading “Investor Relations” or by contacting the Company’s Investor Relations Department at 11921 Freedom Drive, Suite 250, Reston, VA 20190. You may also read and copy any reports, statements and other information filed with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington DC. Information about the operation of the SEC Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.
Information about the directors and executive officers of the Company is set forth in the Company’s proxy statement dated April 30, 2013 available on the SEC’s website at www.sec.gov.

WashingtonFirst Bankshares Inc.
Matthew R. Johnson, 703-840-2422
Executive Vice President & Chief Financial Officer
MJohnson@WFBI.com
www.WFBI.com

WashingtonFirst Bankshares, Inc.
Consolidated Balance Sheets
(unaudited)

	As of December 31,
	2013	2012
	(in thousands)
Assets:
Cash and cash equivalents:
Cash and due from bank balances	$3,569	$4,521
Federal funds sold	99,364	208,476
Interest bearing balances	6,231	11,210
Cash and cash equivalents	109,164	224,207
Investment securities, available-for-sale, at fair value	145,367	134,598
Other equity securities	3,530	3,623
Loans:
Loans held for investment, at amortized cost	838,120	753,355
Allowance for loan losses	(8,534)	(6,260)
Total loans, net of allowance	829,586	747,095
Premises and equipment, net	5,395	3,519
Intangibles	3,943	4,029
Deferred tax asset, net	10,548	11,419
Accrued interest receivable	3,466	3,424
Other real estate owned	1,463	3,294
Bank-owned life insurance	10,283	5,010
Other assets	4,814	7,600
Total Assets	$1,127,559	$1,147,818
Liabilities and Shareholders' Equity:
Liabilities:
Non-interest bearing deposits	$231,270	$294,439
Interest bearing deposits	717,633	678,221
Total deposits	948,903	972,660
Other borrowings	10,157	14,428
FHLB advances	43,478	40,813
Long-term borrowings	9,854	9,682
Accrued interest payable	524	2,012
Other liabilities	7,039	6,703
Total Liabilities	1,019,955	1,046,298
Shareholders' Equity:
Preferred stock:
Series D - 17,796 shares issued and outstanding, 1% dividend	89	89
Additional paid-in capital - preferred	17,707	17,707
Common stock:
Common Stock Voting, $0.01 par value, 50,000,000 shares authorized, 6,552,111 and 6,099,629 shares outstanding, respectively	66	61
Common Stock Non-Voting, $0.01 par value, 10,000,000 shares authorized, 1,096,359 and 1,044,152 shares outstanding, respectively	10	10
Additional paid-in capital - common	85,636	80,460
Accumulated earnings	5,605	3,226
Accumulated other comprehensive loss	(1,509)	(33)
Total Shareholders’ Equity	107,604	101,520
Total Liabilities and Shareholders' Equity	$1,127,559	$1,147,818

WashingtonFirst Bankshares, Inc.
Consolidated Statements of Operations
(unaudited)

	For the Year Ended December 31,
	2013	2012
	(in thousands, except per share amounts)
Interest income:
Interest and fees on loans	$43,538	$26,305
Interest and dividends on investments	2,562	1,571
Total interest income	46,100	27,876
Interest expense:
Interest on deposits	4,764	4,074
Interest on borrowings	1,366	875
Total interest expense	6,130	4,949
Net interest income	39,970	22,927
Provision for loan losses	4,755	3,225
Net interest income after provision for loan losses	35,215	19,702
Non-interest income:
Service charges on deposit accounts	527	474
Earnings on bank-owned life insurance	273	9
Gain on sale of other real estate owned	160	73
Gain on acquisition	—	2,497
Gain on sale of loans	821	—
Loss on sale of available-for-sale investment securities	(1,472)	—
Other operating income	1,559	831
Total non-interest income	1,868	3,884
Non-interest expense:
Compensation and employee benefits	14,036	8,441
Premises and equipment	5,496	2,729
Merger expenses	—	4,858
Data processing	3,015	1,485
Professional fees	1,492	442
Other operating expenses	4,078	2,223
Total other expenses	28,117	20,178
Income before provision income taxes	8,966	3,408
Provision for income taxes	2,627	1,173
Net income	6,339	2,235
Preferred stock dividends and accretion	(178)	(178)
Net income available to common shareholders	$6,161	$2,057

Earnings per common share:
Basic earnings per common share (1)	$0.81	$0.60
Fully diluted earnings per common share (1)	$0.80	$0.59
(1) Retroactively adjusted to reflect the effect of all stock dividends.

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